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Exhibit 5.1

[Letterhead of Baker Botts L.L.P.]

May 25, 2005

TransMontaigne Partners L.P.
1670 Broadway, Suite 3100
Denver, Colorado 80202

Ladies and Gentlemen:

        We have acted as counsel to TransMontaigne Partners L.P., a Delaware limited partnership (the "Partnership"), in connection with the preparation of the Partnership's Registration Statement on Form S-8 (the "Registration Statement") filed by the Partnership under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering and sale of up to 200,000 common units representing limited partner interests in the Partnership (the "Units") in connection with the TransMontaigne Services Inc. Long-Term Incentive Plan (the "Plan").

        As the basis for the opinion hereinafter expressed, we examined: (i) originals, or copies certified or otherwise identified, of (a) the Plan, (b) the First Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") and the Certificate of Limited Partnership of the Partnership, each as amended to date, (c) the Amended and Restated Limited Liability Company Agreement of TransMontaigne GP L.L.C., a Delaware limited liability company and the general partner of the Partnership (the "General Partner"), and the Certificate of Formation of the General Partner, each as amended to date, (d) partnership and limited liability company records of the Partnership and the General Partner, as applicable, and (e) certificates of public officials and of officers or other representatives of the Partnership and the General Partner; and (ii) statutes and other instruments and documents.

        We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

        On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

  1.
  The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "DRULPA").

  2.
  In the case of Units originally issued by the Partnership pursuant to the provisions of the Plan following due authorization of a particular award under the Plan by the Board of Directors of the General Partner or a duly constituted and acting committee thereof as provided in and in accordance with the Plan, the Units issuable pursuant to such award will have been duly authorized in accordance with the Partnership Agreement. Upon issuance and delivery of such Units from time to time pursuant to and in accordance with the terms of the Plan for the consideration established by the Plan and otherwise pursuant to the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the General Partner or a duly constituted and acting committee thereof as provided therein, and in the case of options, the exercise thereof and payment for the Units as provided therein, such Units will be validly issued in accordance with the Partnership Agreement, and will be fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303 and 17-607 of the DRULPA and otherwise by matters described under the caption "The partnership agreement—limited liability" in the prospectus dated May 24, 2005 and filed with the Securities and Exchange Commission on May 25, 2005 pursuant to Rule 424(b) of the Securities Act).

        The foregoing opinion is based on and is limited in all respects to federal laws and the DRULPA, and we render no opinion with respect to the laws of any other jurisdiction. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ BAKER BOTTS L.L.P.

JD/GS

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  Exhibit 5.1